Exhibit 10.35
EXECUTION VERSION
BRANCH SALE AGREEMENT
Between
AnchorBank, fsb
and
Nicolet National Bank
May 4, 2010

BRANCH SALE AGREEMENT
          THIS BRANCH SALE AGREEMENT is made as of May 4, 2010 (the “Agreement”), between AnchorBank, fsb (“Seller”) and Nicolet National Bank (“Buyer”).
WITNESSETH:
          WHEREAS, Seller desires to transfer certain assets and liabilities of the branch offices identified on Exhibit A (the “Branches”) to Buyer; and
          WHEREAS, Buyer desires to purchase such assets and assume such assets and liabilities, in accordance with the terms and conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:
     1. Transfer of Assets, Liabilities and Deposits. As of 11:59 p.m. on the Closing Date (as hereafter defined) (the “Effective Time”), Seller will sell, assign and transfer to Buyer the assets of the Branches as set forth in Section 1(a) as of the Effective Time (the “Assets”), Seller’s obligations with respect to the Assets and the Deposits (as hereafter defined) of the Branches as of the Effective Time free and clear of all liens and encumbrances of any kind except as disclosed in this Agreement or on the attached Exhibits, and Buyer will purchase the Assets and assume Seller’s obligations with respect to the Assets and the Deposits.
          (a) Assets. For purposes of this Agreement, “Assets” means all of Seller’s right, title and interest in and to:
               (1) the leasehold interest owned by Seller in the real estate on which the Branches are located (as identified on Exhibit A), which leasehold interest arises out of the leases for the Branches (as identified on Exhibit A) (the “Leases” and together with the Seller’s leasehold interests, the “Real Estate”);
               (2) the furniture, fixtures, improvements, equipment and automated teller machines (“ATMs”), if any, owned by Seller at the Branches identified on Exhibit B, but excluding signs or other materials bearing the words “AnchorBank, fsb” or its associated logos, variations or derivatives, computer software, and licensed goods (the “Fixtures and Equipment”). The Fixtures and Equipment are listed on Exhibit B to this Agreement, which will be finalized no later than the final date of the Due Diligence Period (as hereafter defined);
               (3) all cash on hand at the Branches as of the close of business on the Closing Date, including vault cash, petty cash, ATM cash, tellers’ cash and items in the process of collection (the “Cash on Hand”);
               (4) the telephone and facsimile numbers with respect to the Branches;

               (5) all records, documents, warranties and manuals related to the Assets transferred and liabilities assumed by Buyer, in whatever form or medium then maintained by Seller, including those relating to the Deposits and those records relating to the Loans (as hereafter defined) maintained in electronic format including on Seller’s “OnBase System” to the extent that such electronic Records can reasonably be segregated for the Branches and customers (collectively, the “Records”); and
               (6) the loans listed on Exhibit C, Part I, and shown on Seller’s books and records as being attributable to the Branches, which have been accepted for purchase up to the date of execution of this Agreement (the “Accepted Loans”), together with any additional loans accepted by Buyer between the date of the execution of this Agreement and the Closing (“Additional Accepted Loans”) to be identified on Exhibit C, Part II, prior to the Effective Time, including in each case all accrued but unpaid credits, accrued and unpaid interest, all promissory notes, liens, mortgages, collateral, security interests, guarantees, documents, financing statements and other rights and interests associated therewith (all collectively with the Accepted Loans and the Additional Accepted Loans referred to as the “Loans”). Loans shall not include (i) the unfunded portion of outstanding lines of credit or loan commitments; and (ii) Seller’s credit card accounts. Loans identified on Exhibit C, Part I, shall be purchased by Buyer at par and shall, in aggregate, with Additional Accepted Loans on Exhibit C, Part II, total an amount not less than Twenty-Five Million Dollars ($25,000,000). Additional Accepted Loans to be purchased by Buyer shall be identified on Exhibit C, Part II and shall be purchased by Buyer at par or at the rate or rates agreed upon and identified thereon.
          (b) Adverse Events. From the date of this Agreement until the Effective Time, Seller shall promptly provide to Buyer: (1) written notice of the occurrence of any Adverse Event (as hereafter defined); and (2) such other information regarding the Loans as is reasonably requested by Buyer. If Buyer shall determine during the Due Diligence Period (as defined below) that any of the Loans has suffered an Adverse Event, or at any time prior to the Closing Date, if any Loan shall suffer an Adverse Event, Buyer shall have the right to remove such Loan from Exhibit C, in Buyer’s sole and absolute discretion, and any such loan or loan participation interest so removed shall no longer be deemed to be a “Loan” for purposes of this Agreement. Upon Buyer’s request, Seller shall provide to Buyer a list of Seller loans that have not suffered an Adverse Event and are not already included as a Loan on Exhibit C from which Buyer may, upon Buyer’s review of the files relating to any such loans and at Buyer’s sole discretion, select one or more of such loans to replace any Loan that has been rejected by Buyer pursuant to this Section 1(b). Without limiting the foregoing, if the rejection of a Loan by Buyer for reasons of an Adverse Event would cause the aggregate total of the Loans on Exhibit C to drop below Twenty-Five Million Dollars ($25,000,000), then Buyer shall use its commercially reasonable efforts to identify an alternative loan or loans of Seller in total like principal amount to replace the rejected Loan and Seller shall cooperate in a commercially reasonable manner with Buyer’s efforts and Buyer and Seller shall negotiate in good faith the purchase price for any such alternative loan or loans based on the condition of such loan or loans and the underlying documentation thereof. “Adverse Event” shall mean, with respect to any Loan, that: (i) the obligor under such Loan (A) is delinquent in the payment of principal or interest thereon for more than 30 days, or (B) has defaulted under or breached any other material provision of any agreement related to such Loan; (ii) the obligor under such Loan has filed for protection under any bankruptcy law, is insolvent or has otherwise suffered a material adverse change in its financial condition; (iii) Seller has discontinued the accrual of interest with respect to such Loan; (iv) Seller or any regulatory authority has determined that such Loan should be classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications; (v) such Loan has been listed on any “watch list” or similar internal report of Seller; or (vi) Seller reasonably believes that any of the events described in clauses (i) through (v) is reasonably likely to occur.
          (c) Deposits. For purposes of this Agreement, “Deposits” means the deposit liabilities shown on Seller’s books and records relating to the Branches and listed on Exhibit D, including accrued but unpaid interest, both collected and uncollected funds, health savings accounts, certificates of deposit linked to retirement plans, business certificates of deposit of customers if Buyer is purchasing substantially all of the customers’ banking relationships with Seller, and deposits held by non-discretionary individual retirement accounts (including Roth IRAs) and qualified retirement plan accounts relating to such deposits for which Seller acts as custodian or trustee but which are not administered by a trust department which is an affiliate of Seller and for which no brokerage account is carried at any affiliate of Seller (“Retirement Plans”), together with Seller’s rights and responsibilities under any related customer agreement. “Deposits” do not include: (1) deposits securing loans or other extensions of credit by Seller or its affiliates if the loans or other extensions of credit are not included in the Loans; (2) deposits held in accounts for which Seller or its affiliates act as fiduciary (other than deposits held by Retirement Plans); (3) deposits held in any Retirement Plan where the account holder has notified Seller or Buyer of his, her or its objection to Buyer acting as custodian or trustee of such Retirement Plan; (4) deposits subject to legal process but not including garnishments or deposits subject to tax levies; (5) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction; (6) deposits by Seller or any Seller affiliate; and (7) brokered deposits. Contemporaneously with the delivery of the preliminary settlement statement pursuant to Section 3(b), Seller shall provide Buyer with notice of and details concerning all Deposits that are overdrawn as of the Estimation Date (as hereafter defined) and Buyer shall be entitled to reject any such overdrafts for Deposits that have been overdrawn for five (5) or more business days prior to the Estimation Date in its sole discretion by written notice delivered to Seller not later than one day prior to the Closing Date. Any such overdrafts rejected by Buyer shall be retained by Seller.
     2. Closing and Closing Date. The closing (the “Closing”) of the transaction contemplated by this Agreement (the “Sale”) will take place at the offices of Michael Best & Friedrich, LLP, 100 E. Wisconsin Ave., Suite 3300, Milwaukee, Wisconsin, or as Seller and Buyer agree. The Closing will take place on July 16, 2010 or as soon as practicable after the conditions regarding regulatory approvals have been satisfied, but in any event no later than the later to occur of (i) thirty (30) days following satisfaction or waiver of the conditions set forth in Sections 20 and 21, or (ii) one hundred and eighty (180) days from the date of execution of this Agreement (the “Closing Date”).
     3. Payment.
          (a) The purchase price for the Sale (the “Purchase Price”) will be payable in cash or other immediately available funds in an amount equal to:

               (1) the aggregate book value of the Deposits as of the Closing Date, as shown on Seller’s books and records, plus
               (2) the amount of the Rent Credit, which shall be one million six hundred thousand dollars ($1,600,000); plus
               (3) any amounts prorated pursuant to Section 3(d) owing by Seller to Buyer; less
               (4) the depreciated book value, as of the Effective Time, of the Fixtures and Equipment, as shown on Exhibit B; less
               (5) (a) with respect to the Loans listed on Exhibit C, Part I, an amount equal to the principal of and interest accrued and unpaid on such Loans, with no reserves applied, as shown on Seller’s books and records as of the Closing Date, and (b) with respect to the Loans listed on Exhibit C, Part II, an amount equal to the principal of and interest accrued and unpaid on such Loans, with no reserves applied, as shown on Seller’s books and records as of the Closing Date, and applying any discount identified on Exhibit C, Part II with respect to such Loans; less
               (6) an amount equal to 5% of the Deposits (the “Deposit Premium”), except that for purposes of the calculation of the Deposit Premium, Deposits shall not include public funds, repurchase agreements, negotiated rate accounts on which the applicable rate exceeds by 60 basis points or more the average rate on comparable accounts as of the date of issue, and those certificates of deposit issued in principal amounts of $100,000 or more that are not linked with retirement plans or that are not business certificates of deposit of customers if Buyer is purchasing substantially all of the customers’ banking relationships with Seller; provided, however, that the Deposit Premium shall not exceed Five Million Dollars ($5,000,000); less
               (7) any amounts prorated pursuant to Section 3(d) owing by Buyer to Seller; less
               (8) an amount equal to the Cash on Hand at the Branches as of the Closing Date.
If the amount calculated above results in a number which is greater than zero (i.e., the sum of items (1) through (3) above exceed the sum of items (4) through (8) above), then Seller will transfer the resulting amount to Buyer. However, if the amount calculated above results in a number which is less than zero (i.e., the sum of items (4) through (8) above exceed the sum of items (1) through (3) above), then Buyer will transfer the resulting amount to Seller.
          (b) Initial Payment. On the Closing Date, Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, an amount which constitutes an estimate of the Purchase Price (the “Initial Payment”), calculated by using information available to the parties as of the close of business no more than ten (10) business days prior to the Effective Time (the “Estimation Date”). Seller will deliver to Buyer on or before the fourth (4th) business day prior to the Closing Date a preliminary settlement statement calculating the Initial Payment to be made on the Closing Date together with updated supporting information regarding the items used to calculate the Initial Payment, including an updated Exhibit D and including supporting information for the pro ration of items under Section 3(d). Buyer shall have the opportunity to review such statement and Buyer shall notify Seller of any objections Buyer has to such statement no later than two (2) business days prior to the Closing Date. Prior to Closing, Seller and Buyer shall agree upon the information and calculations set forth in such preliminary settlement statement.
          (c) Final Payment. Within thirty (30) days after the Effective Time, Seller will deliver to Buyer a final settlement statement that shall include appropriate post-closing adjustments based upon actual Deposits and Loans as of the Effective Time on the Closing Date and cash transactions that took place on the Closing Date or that took place prior to the Closing Date but were not reflected in the preliminary settlement statement, together with updated supporting information regarding the items used to calculate the Final Payment (as hereafter defined), including an updated Exhibit D and including supporting information for the pro ration of items under Section 3(d). Within fifteen (15) days of Buyer’s receipt of the preliminary settlement statement, either Buyer or Seller shall notify the other of any disputes or discrepancies with respect to such final settlement statement. Absent a dispute or discrepancy, Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, the difference between the Final Payment and the Initial Payment on or before the end of such fifteen (15) day period. The amount constituting the difference between the Initial Payment and the Final Payment will bear interest from the Closing Date to the date of payment of the Final Payment at a rate equal to the weighted average of the rates on overnight federal funds transactions as determined by the Federal Reserve Bank of Chicago. This interest will be paid along with the Final Payment.
          (d) Prorated Items. For purposes of calculating the Initial Payment and the Final Payment, as appropriate, special assessments on the Real Estate and paid by the tenant under the Leases, rents payable under the Leases (including any amounts of additional rents, real and personal property taxes, insurance costs, CAM charges and estimates, and all other charges due under the Leases, based on the formula for payment contained in the Leases), utility payments, insurance premiums and similar expenses if required by the Leases, unless the Landlord under that Lease accepts Buyer’s replacement insurance, employment taxes relating to the employees, state or federal taxes collected but not remitted, workers compensation payments for employees, FDIC premiums and credits relating to the Deposits and any other expenses (provided that Buyer shall only be required to pay pro rated FDIC premiums when and to the extent Buyer is able to obtain credit for such premiums from the FDIC based on Buyer’s rate of assessment that it pays to the FDIC), accruals and payments relating to the Assets or the Deposits will be prorated as of the Effective Time. Seller will receive a proportionate monetary adjustment to the extent an item has been prepaid by Seller for a period extending beyond the Effective Time, and Buyer will receive a proportionate monetary adjustment to the extent that an item has been deferred by Seller to a time extending beyond the Effective Time. Any items, including credits for FDIC insurance premiums, which would appropriately be subject to proration but which cannot be prorated by the date the Final Payment is made will be prorated as soon as the requisite information is available and will be paid promptly by the appropriate party after this time. Any security deposit or other deposit paid under the Leases and assigned to the Buyer under the Leases shall be credited to Seller.
     4. Access and Investigation. Commencing on May 5, 2010, and continuing for a period of fifteen (15) days thereafter, (the “Due Diligence Period”), Seller shall permit Buyer reasonable access to the Branches and to the books and records of the Branches to conduct a review of the Branches, including the Fixtures and Equipment, and to evaluate the feasibility of the transactions contemplated herein (“Due Diligence”). Not later than three (3) business days following the end of the Due Diligence Period, Buyer shall notify Seller that Buyer wishes to terminate this Agreement (in which case this Agreement shall be deemed terminated without premium or penalty) or proceed to close the Sale (in which case the parties shall proceed to close the Sale). Failure to give notice within the time provided for herein shall be deemed a notice to proceed to close the Sale.
     5. Transfer of Real Estate. The Real Estate of the Branches will be conveyed under the following terms and conditions:
          (a) Inspection.
               (1) For a period of thirty (30) days following the date of this Agreement, Buyer, at its expense, may conduct reasonable investigations and inspections of the Leases and the Real Estate as Buyer deems appropriate (excluding environmental studies, and excluding any investigation or testing which is prohibited by the applicable Lease) to determine that the Real Estate is fit for Buyer’s purposes and in the condition required by Buyer. Seller shall assist Buyer in securing from the landlord under the Leases (each a “Landlord”), an Estoppel Letter and a Landlord Consent to Assignment, in form and substance as attached hereto as Exhibits E and F, respectively. In the event Buyer determines the Real Estate is not fit for Buyer’s purposes or in the condition required by Buyer, or if each Landlord has not executed an Estoppel Letter and Landlord Consent to Assignment, in the form as shown in such exhibits, or such other form as is reasonably satisfactory to Buyer and Seller, Buyer will have the option to: (A) terminate this Agreement by giving written notice of termination to Seller within thirty-five (35) days following the date of this Agreement (time being of the essence); or (B) accept the Real Estate, the Estoppel Letter and Landlord Consent to Assignment for the Branches in its condition at the time with no reduction in the price allocated to the Real Estate, in which case this contingency will be deemed waived. In the event Buyer fails to make a timely objection under this section, this contingency will be deemed waived.
               (2) Buyer will have the right to enter the Real Estate and conduct the inspections and investigations described in subsection (1) during normal business hours and upon at least two (2) business days’ advance written notice to Seller. Buyer’s activities on the Real Estate will not include intrusive tests or inspections without Seller’s prior written consent. Buyer will not interfere with the business activities being conducted on the Real Estate during the times of access, will not contact the Landlord directly, will not take any action to violate any of the Leases, and Buyer, at its expense, will fully repair and restore all damage and alterations to the Real Estate caused by or on behalf of Buyer and will indemnify Seller for any other loss Seller incurs as the result of Buyer’s activities on the Real Estate. Buyer may not enter into any agreements with any Landlord, or governmental authority, which would bind Seller or the Real Estate, either prior to the Closing Date, or after termination of this Agreement.
          (b) Condition of Real Estate. The waiver or deemed waiver of Buyer’s option to terminate and the completion of the Closing each constitute conclusive evidence that Buyer is satisfied with the condition of the Leases and Seller’s interest in the Real Estate. In closing this transaction and completing its due diligence, Buyer will be relying exclusively on its own inspections and reviews and not upon any express or implied representation or warranty of Seller. Except as set forth herein, Seller has made no express or implied representation or warranty regarding the condition of the Real Estate (whether environmental or otherwise).
     6. Seller’s Closing Documents. Seller will provide Buyer with the following documents on the Closing Date:
          (a) Bill of Sale. A bill of sale executed by Seller and conveying the Assets (excluding the Real Estate) to Buyer, in the form of Exhibit G hereto.
          (b) Assignment and Assumption Agreements. Assignment and assumption agreements executed by Seller whereby Seller assigns all of its right, title and interest in and to and whereby Buyer assumes the liabilities and obligations of Seller with respect to the Deposit accounts and the Loans, and an Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts (each in the form attached as Exhibit H hereto)(the “Assignments”).
          (c) Seller’s Officer Certificate. A certificate from Seller with respect to the representations and warranties in this Agreement, the satisfaction by Seller of the covenants and agreements in this Agreement, and resolutions authorizing the transaction contemplated by this Agreement.
          (d) Other Documents. Other documents as are reasonably required by Buyer.
          (e) Leases. Assignment and assumption agreements with respect to the Leases, in form and substance acceptable to Buyer, Seller and the Landlords (the “Assignment of Leases”), together with the original of each Landlord’s Estoppel Letter and Landlord Consent to Assignment (which shall be agreed to by Seller and Buyer and listed on Exhibits E and F to this Agreement within thirty (30) days from the date of this Agreement) executed by Seller and each landlord under the Leases.
     7. Buyer’s Closing Documents. Buyer will provide Seller with the following documents on the Closing Date:
          (a) Receipt. A receipt from Buyer with respect to the Assets, in the form of Exhibit G hereto.
          (b) Assignment and Assumption Agreement. The Assignments executed by Buyer.

          (c) Buyer’s Officer Certificate. A certificate from Buyer with respect to the representations and warranties in this Agreement, the satisfaction by Buyer of the covenants and agreements in this Agreement, resolutions authorizing the transaction contemplated by this Agreement and required regulatory approvals.
          (d) Other Documents. Other documents as are reasonably required by Seller.
          (e) Leases. The Assignment of Leases, executed by Buyer.
     8. Seller’s Actions at Closing. At or before the Effective Time, Seller will take the following actions with respect to the transfer of the Assets, Deposits and liabilities relating to the Assets:
          (a) Assignment Forms. Except as otherwise agreed, Seller will evidence the transfer of the Loans to Buyer by providing the following documentation: (1) for each Loan secured by real estate, Seller will provide a standard assignment of mortgage form in recordable form (the recording fee for which will be paid by Buyer); (2) for each Loan secured by collateral described in uniform commercial code filings, Seller will provide a standard uniform commercial code assignment form (the filing fee for which will be paid by Buyer); (3) for Loans secured by vehicles and boats, at its option Seller will provide either an appropriate assignment form or a limited power of attorney authorizing Buyer to sign appropriate documentation which evidences the transfer of the loans to Buyer on the records of the Wisconsin Department of Transportation and/or the Wisconsin Department of Natural Resources. Seller shall provide to Buyer copies of all such assignments for its review not later than thirty (30) business days prior to Closing.
          (b) Branch Records. Seller will deliver to Buyer the Records (including all Records, such as loan files, maintained in electronic format and including Records maintained on the “OnBase System”, to the extent that such electronic Records can reasonably be segregated for the Branches and customers) and all keys, security codes, combinations and similar items required for entry to and use of the Branches.
          (c) Employee Records. Seller will deliver to Buyer its records relating to the hiring date, payroll history, compensation and benefit plan records of the employees of the Branches that are hired by Buyer.
          (d) Other Matters. Seller will cooperate with Buyer for other matters relating to the assignment and transfer of the Assets, Deposits and the liabilities related to the Assets, including the establishment of a schedule of charges with respect to conversion of data processing for the Loans and Deposits and other future services which may be required by Buyer.
     9. Transitional Matters.
          (a) Data Conversion. As soon as practicable following the date of this Agreement, Seller shall provide Buyer with applicable product functions and specifications relating to the data processing support required for the Deposits and Loans being assumed and purchased hereunder. As soon as practicable following the date of this Agreement, Seller shall provide to Buyer file formats relating to the Deposits and Loans and up to two sets of test tapes related to the Deposits and Loans in such form as agreed between Seller and Buyer. If Buyer requests more than two sets of test tapes, Seller shall provide additional test tapes at Buyer’s expense. Buyer shall review and analyze such materials, including the file formats and test tapes, and shall advise Seller in writing of any defects or concerns relating thereto not later than fifteen (15) business days following receipt thereof.
          (b) Notices. Buyer will, at its expense, give all required notices to the Branches’ customers, including any transfer notices required by Regulation DD issued by the Federal Reserve Board and the Real Estate Settlement Procedures Act and Regulation X issued thereunder. Buyer will, at its expense and without charge to the Branches’ customers, promptly notify the customers of Buyer’s assumption of the Deposits and furnish each customer that holds demand deposits or NOW accounts with checks on Buyer’s forms and with instructions to utilize Buyer’s checks and destroy unused checks of Seller. Buyer will notify the customers of the date after which it will no longer honor checks, drafts and withdrawal orders on forms provided by Seller and carrying Seller’s imprint. Buyer and Seller shall equally share the expense of notifying all customers of the Branches by letter, reasonably acceptable to Buyer, of Buyer’s pending assumption of the Deposits, and that, effective as of the close of business on the business day prior to the Closing Date or such other time as Seller and Buyer shall agree, Seller’s debit card and ATM services will be terminated.
          (c) ATM and Debit Cards. Buyer and Seller shall promptly agree to appropriate procedures and timing for deactivating Seller’s ATM and debit cards with the goals of fostering a smooth transition process and reducing the number of ATM and debit card transactions that must be settled post-closing. All transactions and activity related to Seller’s ATM and debit cards following the Closing Date that are received or forwarded to Seller will be accepted and forwarded by Seller to Buyer and accounted for on a daily settlement sheet to include all trailing post-closing transactions. Seller agrees to notify its processor to deactivate Seller’s debit cards at such time as agreed by Seller and Buyer and Seller agrees to forward all transactions related thereto directly to Buyer. Seller agrees to deactivate any ATMs in the Branches and otherwise located in Brown County, Wisconsin, on or before the close of business on the Closing Date. Buyer and Seller agree to cooperate with each other to assure that all transactions originated through the ATMs or originated with the ATM cards prior to or on the Closing Date shall be for the account of Seller and all transactions originated after the Closing Date shall be for the account of Buyer.
          (d) Signs. Prior to the Closing, Seller shall cooperate with any reasonable requests of Buyer directed to obtaining specifications for the procurement of new signs of Buyer’s choosing for installation by Buyer immediately following the close of business on the Closing Date; provided, however, that Buyer’s receipt of all sign specifications shall be obtained by Buyer in a manner that does not significantly interfere with the normal business activities and operations of the Branches and shall be at the sole and exclusive expense of Buyer. On or prior to the Closing Date, Seller shall, at its expense, remove all signs at the Branches containing or including Seller’s name or logo. It is understood by the parties hereto that, with the exception of the signs, all mounting facilities for the signs shall be considered as Fixtures and Equipment for purposes of this Agreement.

          (e) Payment of Items. Buyer will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer drawn on the checks, drafts or withdrawal order forms provided by Seller and in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits; provided, however, that any obligations of Buyer pursuant to this Section 9(b) to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts or withdrawal orders or returned items presented to Buyer more than ninety (90) days following the Closing Date.
          (f) IRS Reporting. Seller shall submit and file any required reports on IRS Forms 1098 and 1099 as well as all other informational tax reports with respect to interest paid on Deposits for the periods prior to and through the Closing Date and Buyer shall submit and file any required reports on IRS Form 1098 and 1099 as well as all other informational tax reports with respect to interest paid on Deposits for the periods beginning after the Closing Date.
          (g) Settlement of Items. Prior to the Effective Time, Seller and Buyer will develop appropriate procedures and arrangements (which may include establishment by Buyer of a settlement account with Seller) to provide for settlement by Buyer of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against Deposits after the Effective Time. Seller will cooperate with Buyer and take reasonable steps requested by Buyer to ensure that, for the period of time after the Effective Time as the parties may agree, each check, draft or withdrawal order drawn against Deposits encoded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearinghouse rule or agreement.
          (h) Stop Payment Items. Buyer will honor stop payment orders initiated prior to the Effective Time and reflected in stop payment documents delivered to Buyer. If following receipt of appropriate stop order documentation, Buyer makes a payment in violation of an order, Buyer will be solely liable for the payment and will indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorney fees and expenses, arising out of the payment.
          (i) Returned Items. Buyer will pay promptly to Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to the Deposits on or before the Effective Time which are returned to Seller or Buyer after the Effective Time as uncollectible, less the Deposit Premium percentage for the returned item.
          (j) Post-Closing Payments. Seller promptly will remit to Buyer all payments on Loans and amounts intended as Deposits or otherwise relating to the Loans or Deposits that are received by Seller after the Effective Time. If the balance due on any Loan has been reduced by Seller as a result of a payment by check or other instrument received prior to the Effective Time and if the paying instrument is returned to Seller after the Effective Time as uncollectible, an amount equal to the reduction will be paid by Buyer to Seller and Seller will assign all right, title and interest in the uncollectible item to Buyer.

          (k) Government Checks. Upon a request after the Effective Time from a state or federal agency to reclaim funds relating to forged social security checks, unemployment checks or welfare checks credited by Seller prior to the Effective Time from a Deposit transferred to and assumed by Buyer, Buyer will honor the request and pay the amount requested, up to the amount of collected funds in the account relating to the request as of the date of such request. Seller will remain liable for remitting any deficiency.
     10. Employees of the Branches. The parties shall follow the following procedure in dealing with employees of Seller who are employed in the Branches (the “Employees”) regarding employment after the Closing Date:
          (a) Within fifteen (15) days after the date hereof, Seller shall deliver to Buyer a true and complete list of all Employees by name, date of hire and position in the Branches as of the date hereof, together with copies of the personnel files, which shall include documents pertaining to qualifications for employment, promotion, transfer, additional compensation, termination or other disciplinary actions, but shall not include any health records, of the Employees who provide Seller with their written consent thereto. Upon reasonable notice from Buyer, Seller shall allow Buyer to interview any and all Employees for the purposes set forth in this Section 10.
          (b) Buyer shall interview all Employees who are interested in seeking employment with Buyer and whom Buyer has an interest in employing and, within forty-five (45) days after the date hereof, shall deliver to Seller a confidential list setting forth those Employees to whom Buyer intends to offer employment on the Closing Date (“Designated Employees”) and the position to be offered to each Designated Employee. After Buyer provides to Seller the list of Designated Employees, Seller may at its option approach any Employee, other than a Designated Employee, to discuss opportunities for such Employee to transfer to other positions with Seller after the Closing Date. Notwithstanding anything herein to the contrary, Buyer shall have no obligation to offer employment to any of Seller’s employees.
          (c) Seller and Buyer shall cooperate in order to permit Buyer to train those Designated Employees at the Branches who choose to accept offered employment with Buyer. Seller shall, as scheduled by Buyer for reasonable times and subject to Seller’s reasonable approval (such that Seller’s ongoing operations at the Branches shall not be materially disrupted) excuse such Designated Employees from their duties at the Branches for the purpose of training and orientation by Buyer during the three week period prior to the Closing Date. Seller shall be responsible for the payment of the salary of such Designated Employees during such training for a maximum of eight (8) hours per Designated Employee and Buyer shall reimburse Seller for the payment of the salary of such Designated Employees during any additional training.
          (d) The terms of employment (including, without limitation, position, salary and benefits) of each Designated Employee shall be determined solely by Buyer in its sole and absolute discretion. Designated Employees hired by Buyer will be, to the extent permitted by applicable law and the terms of Buyer’s benefit plans, immediately eligible to participate in all employee welfare benefit plans and other fringe benefits and perquisites extended to employees holding comparable positions with Buyer, and will be given immediate credit under all employee benefit plans covering employees of Buyer in existence at the Effective Time for length of service with Seller or any of Seller’s affiliates. Designated Employees will be given credit for their respective years of service with Seller or any of Seller’s affiliates for purposes of determining their participation and vesting (but not for funding and/or accrual of benefits) in the retirement and other benefit plans of Buyer. Buyer will admit Designated Employees to its retirement plan on the first entry date following the Effective Time for which such Designated Employees are eligible and will permit them to roll any payments from the retirement plan of Seller or Seller’s affiliates, as permitted by IRS regulations.
     11. Record Retention and Access. Buyer will preserve and safely keep, for so long as may be required under applicable law, the records transferred to Buyer under this Agreement. Upon not less than three (3) business days’ prior notice, Buyer will permit Seller, at its expense, to inspect, make extracts from or copies of the records as Seller requests, provided that Seller’s activities will not unreasonably interfere with Buyer’s business operations and Seller’s inspection and/or extraction will not require Buyer to breach any obligation of confidentiality, violate any law, regulation or order regarding disclosure of information or reveal any proprietary information, trade secrets or marketing or strategic plans. Seller will treat this information as confidential.
     12. Taxes. Except as provided in this Agreement, all sales taxes, transfer taxes, ad valorem taxes and recordation fees or similar taxes or fees which are payable or arise as a result of this Agreement or consummation of the transactions contemplated hereby will be paid by the party upon whom such taxes are imposed. Sales taxes on the Assets, if any, will be paid by Buyer.
     13. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
          (a) Corporate Status. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.
          (b) Corporate and Other Authority. Seller has full corporate power and authority to carry on the business of the Branches as presently conducted and to lease the Real Estate under the Leases. The execution, delivery and performance of this Agreement and the Sale have been duly authorized by all necessary corporate action on the part of Seller. No approvals or consents are required to execute and deliver this Agreement and to consummate the Sale other than the appropriate regulatory approvals and third party consents for the assignment of contractual obligations, where required, and the Landlord Consent to Assignment.
          (c) Absence of Conflict, Breach or Violation. Neither the execution and delivery of this Agreement nor the consummation of the Sale, will: (1) result in a breach of Seller’s Articles of Incorporation or By-Laws; (2) result in a material breach of any term, condition or provision of, give rise to any right of termination, cancellation or acceleration with respect to or result in the creation of any material lien, charge or encumbrance upon any property or asset of Seller used in connection with the business of the Branches, pursuant to any note, bond, mortgage, indenture, license, agreement or other written instrument or obligation to which Seller is a party, other than the Landlord Consent to Assignment required under the Leases; or (3) subject to the receipt of the appropriate regulatory approvals, violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority applicable to Seller.
          (d) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Seller (subject to receipt of the appropriate regulatory approvals) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
          (e) Title to Assets. Seller is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restriction of any kind or nature, but subject to the terms of the Leases.
          (f) Real Estate. Except as otherwise provided in this Agreement, Seller makes no representation with respect to the condition of the Real Estate (environmental or otherwise). Seller has not received any notices that it is not in compliance with any applicable laws, regulations, statutes, rules and restrictions pertaining to and affecting the Real Estate. There is no condemnation or similar proceeding pending or to the Seller’s knowledge threatened which would preclude or impair the use of the Branches as presently being used in the conduct of the business of Seller. Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing liability with respect to the Real Estate or limiting or restricting the use of the Real Estate materially as currently being used. There are no agreements, contracts, leases, occupancy agreements, licenses or possessory agreements, written or oral, entered into by Seller or otherwise known to Seller that would affect or impair the use or operation of the Real Estate, but subject to the Lease terms. There are no unsatisfied requests received by Seller for repairs, restorations or improvements with respect to the Real Estate from any person, entity or authority, including any tenant, landlord, insurance carrier or governmental authority. The Real Estate is being purchased in “as is” condition.
          (g) Compliance with Environmental Laws. To the knowledge of Seller, neither Seller, nor Seller’s employees, agents or invitees have used, stored, deposited, treated, recycled or disposed of any substances at the Branches, which substances if known to be present on, at or under such property would require clean-up, removal or some other remedial action under any Environmental Law. There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to the best knowledge of Seller, threatened which seeks to impose on Seller in connection with the Branches any material liability arising under an Environmental Law. Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to the Real Estate, including without limitation all documents related to any Phase I environmental assessment or physical examination and investigation of the Real Estate. For purposes of this Agreement, “Environmental Law” means any federal or state law, regulation or common law ruling applied by a federal or state court or agency that governs: (A) health, safety and sanitation; (B) the protection of the environment or human health or welfare; (C) the presence, investigation, correction, abatement, remedy, restoration or cleanup of a Hazardous Substance; (D) the closure of a treatment, storage or disposal facility; (E) the use, storage, treatment, generation, transportation, processing, handling, production or disposal of a Hazardous Substance; (F) the protection of the environment from spilled, released, discharged or deposited Hazardous Substances; or (G) the reimbursement or contribution for the costs of responding to the presence of a Hazardous Substance. “Hazardous Substance” means a substance, contaminant, pollutant, chemical, material or waste which is considered to be hazardous or toxic under an Environmental Law.
          (h) Condition of Assets. The Fixtures and Equipment are being purchased in “as is” condition.
          (i) Loans.
               (1) All of the Loans were made in accordance with the customary lending standards of Seller in the ordinary course of business. The Loans are evidenced by documentation reasonably necessary to create the obligations described therein, and are consistent with the customary and ordinary past practices of Seller. Without limiting the generality of the foregoing, to Seller’s knowledge each of the notes, documents and agreement entered into in connection with the Loans (the “Loan Agreements”) has been executed by the respective obligors, each of whom, at the time of such execution, had capacity or authority to contract, as applicable, and any signature on any Loan Agreement is the true signature of the obligor on the Loan involved.
               (2) Each Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (2), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectability of the Loan or subjects the lender to any penalty or liability).
               (3) Seller has provided to Buyer a true and accurate file of each Loan, including accrued and unpaid interest thereon, which data shall be updated at and as of the Estimation Date and which data shall be further updated as of the Closing Date, and, in each case as updated, shall be true and accurate as of such date. There are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans. As of the Closing Date, Seller will have delivered to Buyer the originals of all the Loan Agreements, including the promissory notes and other documentation relating to the Loans and the documentation relating to the collateral securing the Loans.
               (4) None of the Loans is presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any such Loan becoming subject to any such third party servicing.

               (5) The Loans are enforceable against each of the obligors thereto in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights, generally and to general principles of equity, whether considered in a proceeding at law or in equity. To Seller’s knowledge, there is no valid claim or valid defense (including the defense of usury) to the enforcement of any Loan or a valid right of setoff or rescission and no such right has been asserted with respect thereto.
               (6) Seller is not in default under any of the Loans. To Seller’s knowledge, no event has occurred, which with the passage of time, will cause any obligor to be in a default under any Loan, and to Seller’s knowledge, no obligor under any Loan is in default thereunder.
               (7) Each of the Loans may be assigned to Buyer without the approval or consent of any obligor.
          (j) Collateral. With respect to each Loan that is secured by collateral, all required actions have been properly taken to create a perfected mortgage or security interest in the respective collateral and, except as set forth on Schedule 13(j), each such Loan is secured by a senior perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party and fully enforceable in favor of Seller. No collateral has been released from the lien granted to Seller or subordinated to a claim of a third party (or any other claim against the borrower held by Seller) unless approved by Seller and documented in the Records. As of the date hereof Seller has not issued any letters of credit included in, or in respect of, any Loans.
          (k) Third-Party Claims. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal, that are pending or, to Seller’s knowledge, threatened against or affecting Seller, the Assets or the Deposits, that, if determined adversely to Seller, could: (i) reasonably be expected to have a material adverse effect on the Assets or the Deposits; or (ii) prohibit consummation of the Sale. There is no decree, judgment, or order of any kind in existence, against, affecting or restraining Seller or any of its officers, employees, or directors, from taking any actions of any kind in connection with the performance of this Agreement and the Sale.
          (l) Deposit Liabilities. Exhibit D includes a true and accurate list of all Deposits, and related information, prepared as of a date within two (2) days prior to the date of this Agreement. Exhibit D shall be updated at and as of the Estimation Date and the Closing Date, and, in each case as updated, shall be true and accurate as of such date. All of the Deposits domiciled at the Branches were accepted and remain in compliance in all material respects with all applicable laws, orders and regulations. All of the Deposits were originated and administered and are in compliance with the documents governing the relevant type of Deposit. Seller has properly accrued interest on the Deposits, and the Records respecting the Deposits accurately reflect such accruals of interest. The Deposits are in all material respects genuine and enforceable obligations of Seller. The balance of each Deposit as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct in all material respects. Seller has the right to transfer or assign each of the Deposits to Buyer subject to receipt of applicable regulatory approvals. The Deposits are insured to the maximum extent permitted by the FDIC. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance

Act, as amended, with respect to the maintenance of deposit insurance. No action is pending, or to the knowledge of Seller, threatened by the FDIC with respect to the termination of deposit insurance with respect to the Deposit Liabilities.
          (m) No Violation of Laws. Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its banking business at the Branches and has not received written notification from any agency or department of federal, state or local government asserting a violation of any such statute or regulation, threatening to revoke any license, franchise, permit or government authorization material to the conduct of the banking business at the Branches or restricting the operation of the banking business at the Branches.
          (n) Certain Labor and Employment Matters. Seller has provided or made available to Buyer a complete list of all employees employed at the Branches. There are no labor controversies pending, or to the best knowledge of Seller, threatened against Seller with respect to the operation of the Branches.
          (o) No Defaults. Seller is not in material default under any material agreement, commitment, arrangement, insurance policy or other instrument relating to the Branches, including, without limitation, the Leases, and to the best knowledge of Seller there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. The Leases may be assigned to Buyer by Seller without the approval or consent of any other person, other than the Landlords with respect to the Leases. Seller has delivered to Buyer true and correct copies of each of the Leases and all attachments and addenda thereto
          (p) Governmental Notices. Seller has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the Sale. The most recent CRA rating received by Seller was not less than “satisfactory.”
          (q) No Adverse Litigation. There is no investigation, action, arbitration, suit, proceeding or claim or governmental proceeding pending or, to the best knowledge of Seller, threatened against Seller which would materially and adversely affect the Sale.
     14. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
          (a) Corporate Status. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.
          (b) Corporate Authority. Buyer has full corporate power and authority to consummate the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Sale have been duly authorized by all necessary corporate action on the part of Buyer. No other approvals or consents are required to consummate the Sale other than the appropriate regulatory approvals and third party consents for the assignment of contractual obligations, where required, and the Landlord Consent to Assignment.

          (c) Absence of Conflict or Breach. Neither the execution and delivery of this Agreement nor the consummation of the Sale will: (1) result in a breach of Buyer’s Articles of Incorporation or By-Laws; (2) result in a breach of any material term, condition or provision of, give rise to any right of termination, cancellation or acceleration pursuant to any material note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Buyer is a party or by which Buyer is bound; or (3) subject to the receipt of the appropriate regulatory approvals, violate or conflict with any statute, law, decree, regulation or order of any governmental or regulatory authority applicable to Buyer.
          (d) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer (subject to receipt of the appropriate regulatory approvals) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
          (e) Third-Party Claims. There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal that are pending or, to Buyer’s knowledge, threatened against or affecting Buyer that, if determined adversely to Buyer, could: (i) reasonably be expected to have a material adverse effect on Buyer; or (ii) prohibit consummation of the Sale. There is no decree, judgment, or order of any kind in existence, against, affecting or restraining Buyer or any of its officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the Sale.
          (f) Regulatory Matters. Buyer has received no notice or communication from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and Buyer has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Buyer of the Sale. There are no pending or, to the best of Buyer’s knowledge, threatened legal or governmental proceedings against Buyer or any affiliate of Buyer that would affect Buyer’s ability to obtain the regulatory approvals required in order to consummate the Sale.
     15. Seller’s Covenants. Seller covenants as follows:
          (a) Activity in the Ordinary Course. From the date of this Agreement until the Effective Time, Seller will conduct the business of the Branches substantially in the same manner as previously conducted and will maintain the Branches in the ordinary and usual manner. In addition, Seller will (1) use its commercially reasonable efforts to preserve for Buyer the goodwill of its customers and others doing business with the Branches and maintain and preserve intact its relationships with the Branches’ personnel as the same now exists; and (2) will maintain Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice. Without the prior consent of Buyer, Seller will not engage, with respect to the operation and conduct of business at the Branches, in the following between the date of this Agreement and the Effective Time:

               (1) cause the transfer of Deposits from or to the Branches, except upon the unsolicited request of a Branch customer in the ordinary course of business and except for Deposits relating to trust or other fiduciary accounts;
               (2) without Buyer’s prior written consent: (A) make any loan or loan commitment which will constitute a Loan to be transferred to Buyer, except loans and commitments made in the ordinary course of business and consistent with past practices and safe and sound banking practices; (B) agree to any extension of credit for any Loan that capitalizes or funds interest due thereunder; or (C) agree to any renewal or material modification or amendment to any Loan;
               (3) transfer to Seller’s other branches any of the Assets or acquire or dispose of any furniture, fixtures or equipment for the Branches other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business;
               (4) increase or agree to increase the salary, remuneration or compensation of persons employed at the Branches other than with the consent of the Buyer, and in accordance with Seller’s customary policies and/or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to the Employees other than regular bonuses based on historical practice;
               (5) enter into, amend or renew or extend any employment contract;
               (6) make any improvements to any of the Branches that requires aggregate future payments in excess of $2,500 or enter into any new contract, commitment, lease or other transaction relating to any of the Branches (other than relating to obtainment of Landlord Consents and Estoppel Letters), without the written consent of Buyer;
               (7) change any accounting procedures or practices;
               (8) offer any special rate promotions to customers of any of the Branches (unless such promotions are offered generally at the other branches and offices of Seller) or offer above-market rates on any Deposit Products;
               (9) change the products or services offered by Seller at the Branches (except to the extent generally at the other branches and offices of Seller), including, offering new deposit products or making any material changes to its website or internet banking activities to the extent such changes materially affect the Assets or the Deposits; or
               (10) take, or permit any affiliate to take, any action impairing in any material respect Seller’s rights in any Deposits or Assets or waive any material right, whether in equity or at law, that it has with respect to any Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto).

          (b) Access to Information. Seller will give Buyer access during normal business hours to the properties, documents, Leases, contracts and records relating to the Branches as Buyer from time to time may reasonably request to enable Buyer to investigate the business and properties of the Branches in accordance with this Agreement, to prepare for an orderly transition following the Effective Time and to prepare applications for the appropriate regulatory approvals. Seller will not be required to breach any obligation of confidentiality or violate any law, regulation or order regarding disclosure of information or to reveal any proprietary information, trade secrets or marketing or strategic plans.
          (c) Non-Solicitation of Business. During the period commencing on the Effective Time and ending on the third (3rd) anniversary of the Effective Time (the “Restricted Period”), Seller shall not, and shall cause its affiliates not to, without the prior written consent of Buyer, maintain, establish or relocate any branches, loan production offices or other facilities of Seller, including automatic teller machines, within Brown County, Wisconsin. In addition, Seller shall not, and shall cause its affiliates not to, conduct any marketing, media or customer solicitation campaign that is targeted to induce customers whose Deposits were assumed by Buyer or whose Loans were purchase by Buyer pursuant to this Agreement to discontinue their account or business relationships with Buyer; provided, however, that neither Seller nor any of its affiliates shall be restricted from general advertising and marketing not specifically directed to Brown County, Wisconsin or to the Branches’ customers and forwarding to the Branches’ customers notices of the transactions contemplated by this Agreement required by any governmental agency or by any law, rule or regulation, provided that Seller will notify Buyer prior to delivering these notices.. Subject to the foregoing limitations, Seller may take such actions as are required to service any retained loans or previously established brokerage/investment accounts.
          (d) Insurance and Maintenance of Property. Seller will insure the Branches’ property owned or leased by it against all ordinary insurable risks required under the Leases, and will operate, maintain and repair this property in a manner consistent with past practice. In the event a Branch is damaged or destroyed by fire, flood, earthquake or other casualty, between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of such damage or destruction and use its commercially reasonable efforts to repair such damage or cause the Landlord for such Branch to rebuild such destroyed Branch as soon as practicable solely through application of proceeds of insurance coverage. If on the Closing Date the Branch has not been fully repaired or replaced, then Seller shall assign any of Seller’s unexpended insurance proceeds to Buyer. Notwithstanding the foregoing, in the event that the Branch is materially damaged or destroyed (as determined in Buyer’s reasonable discretion) as described above, Buyer will have the option to terminate this Agreement by giving written notice of termination to Seller within fifteen (15) days of Buyer’s receipt of written notice from Seller of such damage or destruction.
          (e) Compliance with Laws. Seller will comply with applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to or binding on Seller or its business.

          (f) Fulfill Conditions. Seller will use its best efforts to fulfill each of the closing conditions on or prior to the Effective Time, including, on or before the Closing Date, securing any required consents to assign the Leases to Buyer.
     16. Buyer’s Covenants. Buyer covenants as follows:
          (a) Buyer’s Applications for Approval. As soon as practicable following the execution of this Agreement, but in no event later than thirty (30) days from the date of this Agreement, Buyer will file applications as may be required by the appropriate federal and state regulatory authorities for approval to consummate the transaction contemplated by this Agreement. Buyer promptly will furnish Seller with copies of written communications filed with or received from any governmental agency in connection with the transaction contemplated by this Agreement.
          (b) Use of Seller’s Name. Buyer understands and agrees that it does not have any rights to the use of Seller’s name.
          (c) Fulfill Conditions. Buyer will use its best efforts to fulfill each of the closing conditions on or prior to the Effective Time.
     17. Further Assurances. Seller will deliver to Buyer other written documents, instruments, releases or otherwise as Buyer reasonably may require to effectuate the provisions of this Agreement, including effectuating the proper transfer of the Assets and Deposits. Seller will bear the cost of preparing any such transfer documents and Buyer will bear all other costs with respect to these documents, including filing costs, recording fees and transfer fees.
     18. Best Efforts. Buyer and Seller will use their best efforts in good faith to: (a) furnish information as may be required in connection with the preparation of the applications with and notifications to federal and state regulatory authorities; (b) ensure that prior to and following the Effective Time the transaction contemplated by this Agreement is completed in an orderly and efficient manner; and (c) take all action necessary or desirable to permit consummation of the transactions contemplated by this Agreement at the earliest possible date, including satisfying any conditions imposed by regulatory authorities in connection with the approval of the transactions contemplated by this Agreement; provided, however, that Buyer shall have no obligation to accept nonstandard conditions or restrictions imposed by such regulatory authorities. Neither Buyer nor Seller will take any action that would substantially impair the prospects of completing the transaction contemplated by this Agreement.
     19. Confidentiality. Neither Buyer nor Seller will use any information obtained pursuant to this Agreement for any purpose unrelated to this Agreement. Both parties will hold in confidence all information and documents obtained pursuant to this Agreement, and will request confidential treatment before any information or documents are submitted in connection with any application for regulatory approval, unless the information otherwise becomes publicly available other than through the actions of the other party or if a party determines that the information or document is required by law to be disclosed, in which case that party will notify the other of the impending disclosure. In the event the Sale is for any reason not consummated, all confidential information received by Buyer or Seller promptly will be returned to the other party without retaining any copies.
     20. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in whole or in part:
          (a) Performance of Covenants. Each of the acts and undertakings of Seller to be performed or complied with at or prior to the Effective Time have been performed in all material respects; provided; however, that each of such acts and undertakings of Seller that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.
          (b) Representations True at Closing. The representations and warranties made by Seller are true and correct in all material respects on the Closing Date with the same force and effect as though they were made on and as of that time (except to the extent that they may become untrue or incorrect as a result of actions or transactions of Seller made with the written consent of Buyer); provided; however, that each of the representations and warranties that contains an express materiality qualification, shall be true and accurate in all respects on the Closing Date.
          (c) Certified Resolutions. Seller has furnished Buyer will a certified copy of the resolutions adopted by its Board of Directors authorizing the Sale.
          (d) Regulatory Approvals and Other Consents. Buyer and Seller have received all necessary federal and state regulatory approvals for the Sale, and any applicable waiting periods in the approvals have elapsed without challenge. All other necessary consents and approvals, the absence of which will have an adverse effect on Buyer’s rights under this Agreement or which result in the termination or loss of any right material to the business of Seller, have been received by Buyer, including specifically the Landlord Estoppel Letter and the Landlord Consent to Assignment for each of the Leases.
          (e) Material Adverse Effect. From the date hereof to the Effective Time, there shall be and have been no change that would have or would reasonably be expected to have a material adverse effect with respect to the Deposits, the Assets or the Branches.
          (f) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.
          (g) Certificate of Compliance. An officer of Seller has executed a certificate, dated as of the Closing Date, certifying that the conditions in (a), (b), (c) and (d) of this Section have been satisfied.
     21. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived by Seller in whole or in part:

          (a) Performance of Covenants. Each of the acts and undertakings of Buyer to be performed or complied with at or prior to the Effective Time have been performed in all material respects provided; however, that each of such acts and undertakings of Buyer that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.
          (b) Representations True at Closing. The representations and warranties made by Buyer are true and correct in all material respects on the Closing Date with the same force and effect as though they were made on and as of that time (except to the extent that they may become untrue or incorrect as a result of actions or transactions of Buyer made with the written consent of Seller) provided; however, that each of the representations and warranties that contains an express materiality qualification, shall be true and accurate in all respects on the Closing Date..
          (c) Certified Resolutions. Buyer has furnished Seller with a certified copy of the resolutions adopted by its Board of Directors authorizing the Sale.
          (d) Regulatory Approvals and Other Consents. Buyer and Seller have received all necessary federal and state regulatory approvals for the Sale, and any applicable waiting periods in the approvals have elapsed without challenge. All other necessary consents and approvals, the absence of which have an adverse effect on Seller’s rights under this Agreement or which result in the termination or loss of any right material to the business of Seller, have been received by Seller. Each of the Landlords under the Leases has executed the Landlord Estoppel Letter, and the Landlord Consent to Assignment, and Buyer has executed the Assignment of Leases.
          (e) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.
          (f) Certificate of Compliance. An officer of Buyer has executed a certificate, dated as of the Closing Date, certifying that conditions (a), (b), (c), (d) and (e) of this Section have been satisfied.
     22. Termination by the Parties. This Agreement may be terminated by the parties in any of the following ways: (a) at any time on or prior to the Closing Date by the mutual written consent of Buyer and Seller; (b) by Buyer in writing if any of the conditions in Section 20 have not been satisfied or waived in writing by Buyer as of the date which is one hundred and eighty days from the date hereof (the “Termination Date”) (other than through the failure of Buyer to comply with its obligations under this Agreement); (c) by Seller in writing if any of the conditions in Section 21 have not been satisfied or waived in writing by Seller as of the Termination Date (other than through the failure of Seller to comply with its obligations under this Agreement); (d) by Seller or Buyer in writing at any time after any regulatory authority (which may include the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency and Office of Thrift Supervision) has denied any application of Seller or Buyer for approval of the Sale and any appeals have been exhausted; (e) by Buyer as provided in Section 4, Section 5(a) or Section 15(d), (f) by Seller in writing if, as of the Closing Date, Accepted Loans and Additional Accepted Loans as shown on Exhibit C, Parts I and II, fail to equal or exceed the amount stated in Section 1(a)(6) and Buyer has failed to comply with the provisions of Section

1(b), unless the failure of the Loans to equal or exceed such amount results from the repayment or refinancing of any Loans prior to Closing by the borrowers thereunder, or (g) by Seller or Buyer in writing if the Sale has not been consummated by the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).
     23. Effect of Termination. If this Agreement is terminated, it will become void and neither party will have any further liability or obligation with respect to this Agreement, except as otherwise provided in this Agreement or except and to the extent termination results from the breach by a party of any of its representations, warranties or covenants and except that neither party will be relieved of its obligations under Sections 19 and 23. If this Agreement is terminated, even if any of the Landlords under the Leases has consented to an Assignment of Leases, such Assignment of Leases shall be terminated.
     24. Survival of Representations and Warranties. The representations and warranties in this Agreement will survive the Closing Date as follows: (a) in the case of a fraudulent breach of a representation or warranty, indefinitely; (b) in the case of a claim based upon a breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations; and (c) in the case of all other claims, including those based upon the inaccuracy or breach of a representation or warranty as they relate to the Assets and the Deposits, for a period commencing on the Closing Date and ending eighteen (18) months after the Closing Date. Nothing in this Section limits the right of either Buyer or Seller to assert a claim for contribution or indemnification against the other party as a result of a claim brought by a third party against Buyer or Seller, provided that any claim for contribution or indemnification will be brought within one year from the date the third party’s action is commenced.
     25. Indemnification.
          (a) Seller. Seller will indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including attorneys’ fees, costs and expenses) resulting from, arising out of, or incurred with respect to: (1) the breach of a representation or warranty made by Seller in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Seller in this Agreement; (3) any debts, obligations, contracts and liabilities of Seller not assumed by Buyer; or (4) claims asserted against Buyer by a third party as a result of any acts or omissions of Seller prior to the Effective Time.
          (b) Buyer. Buyer will indemnify and hold Seller harmless from and against any loss, cost, expense or other damage (including attorneys’ fees, costs and expenses) resulting from, arising out of, or incurred with respect to: (1) the breach of a representation or warranty made by Buyer in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Buyer in this Agreement; or (3) any debts, obligations, contracts or liabilities of Seller assumed by Buyer pursuant to this Agreement, unless the loss, cost, expense or other damage occurred as a result of an act or omission which occurred prior to the Effective Time.

          (c) Claims. Any claim for indemnification under this Section must be asserted within the applicable survival period, and if not asserted within that period the right to assert the claim will lapse. Except for claims asserted by a third party, the indemnifying party will not have any liability for a claim until the aggregate amount of the liability of the indemnifying party for all claims hereunder exceeds $25,000, at which time that party will have liability for the amount of the claim exceeding $25,000 and all additional claims made thereafter. In no event will Seller’s liability for indemnification exceed the sum of the amounts listed in Section 3(a)(3) through (6).
          (d) Exclusive Remedy. The indemnification provided by this Section is the sole and exclusive remedy with respect to any claim of any party to this Agreement against any other party to this Agreement in connection with the Sale, and the remedy provided in this Section will be in lieu of any other claims or actions that might otherwise have been available at law or in equity.
     26. Defense of Claims. If any third party asserts a claim against Buyer which, if successful, would entitle Buyer to indemnification under this Agreement, Buyer will give notice of the claim to Seller and Seller will have the right to assume the defense of the claim at its expense with counsel reasonably satisfactory to Buyer, provided Seller diligently pursues the defense of the claim. If Seller does assume the defense, it will indemnify and hold Buyer harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim. In addition, Buyer will have the right to participate in the defense of the claim at its expense, in which case Seller will cooperate in providing information to and consulting with Buyer about the claim and Seller will not consent to the entry of judgment or enter into any settlement without the prior written consent of Buyer. If Seller does not assume the defense of the claim, Buyer may defend against and/or settle the claim in the manner and on the terms as it in good faith deems appropriate and will be indemnified for the amount of any judgment or settlement and for all losses or expenses, legal or otherwise, incurred in connection with the defense and/or settlement of the claim. Failure by Seller to give written notice to Buyer of its election to defend the claim within thirty (30) days after written notice of the claim is given to Seller by Buyer will be deemed a waiver of Seller’s right to defend the claim.
     27. Public Announcements. Seller and Buyer will agree as to the timing, form and substance of any press release relating to the Sale, provided that nothing will prohibit either party from making any disclosure which it deems necessary to comply with applicable law.
     28. Exhibits. On or before the date of this Agreement, Seller will provide Buyer with certain information related to the business of the Branches, attached to this Agreement as exhibits and incorporated in this Agreement by reference.
     29. Brokers. Buyer and Seller each represent and warrant that all negotiations relative to the Sale have been carried on without the intervention of any third parties, except for Sandler O’Neill & Partners, LLP, the fees, costs and expenses of which Seller shall be solely liable.

     30. Payment of Expenses. Except as otherwise expressly provided in this Agreement, each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Sale, including expenses incurred in connection with regulatory approvals or for any notices to the Branches’ customers.
     31. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of the Sale and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties.
     32. Amendments. No amendment, change, modification or waiver of any of the terms of this Agreement are effective unless made in writing and executed by both parties.
     33. Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either party without the prior written consent of the other.
     34. Addresses for Notice. All communications provided for under this Agreement must be in writing and will be deemed given when delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the other party at the following address (or such other address as specified in writing):

If to Seller:	with a copy to:

AnchorBank, fsb	W. Charles Jackson
c/o Mark D. Timmerman	Michael Best & Friedrich, LLP
25 Main Street	100 East Wisconsin Avenue
Madison, WI 53703	Milwaukee, WI 53202
Fax: (608) 252-8783	Fax: (414) 277-0656

If to Buyer:	with a copy to:
Nicolet National Bank	Sarah M. Bernstein
c/o Michael E. Daniels	Barack Ferrazzano et al
111 North Washington Street	200 W. Madison Street, Suite 3900
P.O. Box 23900	Chicago, IL 60606
Green Bay, WI 54305-3900	Fax: (312) 984-3150
Fax: (920) 617-5599
     35. Counterparts. This Agreement and all other documents executed in connection with the Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     36. Severability. If any provision contained in this Agreement becomes illegal, null or void or against public policy, the remaining provisions will not be affected.

     37. Governing Law. This Agreement will be governed by and construed in accordance with the laws of Wisconsin.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SELLER		BUYER
AnchorBank, fsb		Nicolet National Bank

By:		By:

Name:	Mark Timmerman	Name:

Title:	President	Title:

INDEX OF EXHIBITS
A. Description of Branches
B. Description of Fixtures and Equipment
C. Loans
D. Deposits (as of a date within two (2) days of the Agreement)
E. Form of Landlord Estoppel Letter (to be agreed by Buyer and Seller within thirty (30) days after execution of the Agreement)
F. Form of Landlord Consent to Assignment of Leases (to be agreed by Buyer and Seller within thirty (30) days after execution of the Agreement)
G. Form of Bill of Sale and Receipt
H. Form of Assignments

Exhibit A
DESCRIPTION OF BRANCHES
The “Branches” shall be defined as follows:
AnchorBank, fsb Ashwaubenon Office
2363 Holmgren Way
Green Bay, WI 54304
AnchorBank, fsb Bellevue Office
2082 Monroe Road
De Pere, WI 54115
AnchorBank, fsb De Pere Office
1610 Lawrence Drive
De Pere, WI 54115
AnchorBank, fsb Howard Office
2380 Dousman Street, Suites 100 and 200
Green Bay, WI 54303-3300
The “Real Estate” shall be defined as follows:
The leasehold interest owned by Seller in the real estate on which the Branches are located, which leasehold interest arises out of the Leases for the Branches.
The “Leases” shall be defined as follows:
The Lease for the Ashwaubenon Office:
Lease between Holmgren Way Investments, LLC as Landlord and AnchorBank, fsb as Tenant, dated January 22, 2007, including Easements with Covenants and Restrictions Affecting Land, and Amendment to Lease Agreement dated March 30, 2007, Second Amendment to Lease Agreement dated October 16, 2007, and Rent Commencement Agreement dated November 11, 2007.
The Lease for the Bellevue Office:
Lease between Land Gallery, LLC as Landlord and Anchorbank, fsb as Tenant dated March 10, 2004, September 2, 2004 Rent Commencement Letter, and First Amendment to Lease dated may 30, 2008.
The Lease for the DePere Office:
Lease between John Walsh as Landlord and Anchorbank, fsb as Tenant dated June 28, 2005, Rent Commencement Letter dated December 13, 2005, and First Amendment to Lease dated May 30, 2008.

The Lease for the Howard Office: Retail Branch:
Lease dated March 9, 2001 between BLP Holdings III, LLC as Landlord and AnchorBank, fsb as Tenant for Suite 100, and First Amendment to Lease Agreement effective July 13, 2001.
Lease Agreement for Howard Office- Commercial Lending:
Lease dated March 9, 2001 between BLP Holdings III, LLC as Landlord and AnchorBank, fsb as Tenant for Suite 200, and First Amendment to Lease Agreement effective July 13, 2001.

Exhibit B
DESCRIPTION OF FIXTURES AND EQUIPMENT

Exhibit C
LOANS
See Attached Schedules — Part I and Part II

Exhibit D
DEPOSITS
See Attached Schedule

Exhibit E
FORM OF LANDLORD ESTOPPEL LETTER
(to be agreed by Buyer and Seller within thirty (30) days after execution of the Agreement)

Exhibit F
FORM OF LANDLORD CONSENT TO ASSIGNMENT
(to be agreed by Buyer and Seller within thirty (30) days after execution of the Agreement)

Exhibit G
FORM OF BILL OF SALE AND RECEIPT
BILL OF SALE
     BILL OF SALE, dated as of                     , 2010, from AnchorBank, fsb, a federal savings bank (“Seller”), to Nicolet National Bank, a national banking association (“Buyer”).
     1. Pursuant to the Branch Sale Agreement dated as of May 4, 2010 between Buyer and Seller (the "Agreement”) and without recourse, representation or warranty except as provided in the Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer and its successors and assigns, the Assets, free and clear of all liens, charges and encumbrances, (except as defined in the Agreement).
     2. The property and rights herein transferred and assigned shall be construed to be in addition to any other assignment or transfer of property or rights made by Seller to Buyer on this date and the effect to be given this instrument shall be cumulative with, and not in limitation of, any other rights that have heretofore been granted by Seller to Buyer.
     3. Seller hereby agrees that it, from time to time, at the request of Buyer and without further consideration, will execute and deliver such further instruments of conveyance, transfer and assignment and will take such other action as Buyer may reasonably request in order to effectively convey and transfer to Buyer the Assets.
     4. This instrument shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     5. This Bill of Sale may be executed in two or more counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
     IN WITNESS WHEREOF, Seller has caused this instrument to be executed by its duly authorized officer as of the day and year first written above.

ANCHORBANK, FSB

By:

Name:

Title:

RECEIPT
     Delivery and receipt of the Assets, as defined above, is hereby acknowledged as of                     , 2010.

NICOLET NATIONAL BANK

By:

Name:

Title:

Exhibit H
FORMS OF ASSIGNMENTS
ASSIGNMENT AND ASSUMPTION OF ACCOUNTS AGREEMENT
     This Assignment and Assumption of Accounts Agreement is made and entered into as of                     , 2010, by and between AnchorBank, fsb, a federal savings bank (“Seller”), and Nicolet National Bank, a national banking association (“Buyer”).
R E C I T A L S:
     A. Seller and Buyer have entered into a Branch Sale Agreement dated as of May 4, 2010 (the “Agreement”).
     B. In accordance with the terms and conditions of the Agreement, Seller desires to assign and Buyer desires to assume the Deposits (as defined in the Agreement), a schedule of which Deposits is attached as Exhibit A hereto and hereby made a part hereof.
     C. Seller and Buyer have obtained all corporate, governmental, regulatory and other approvals required in connection with the consummation of the transactions contemplated by the Agreement.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
     1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     2. All in accordance with the provisions of the Agreement and without recourse, representation or warranty except as provided in the Agreement, effective as of the Effective Time, Seller hereby assigns to Buyer, and Buyer hereby assumes the Deposits.
     3. By execution hereof, Buyer agrees, effective as of the Effective Time, to be bound by all of the terms, covenants and conditions of the agreements creating the Deposits (the “Deposit Agreements”) and Buyer agrees to assume and thereafter discharge, pay in full and perform all of Seller’s obligations, duties and liabilities relating to the Deposits, as set forth in the Deposit Agreements from and after the Effective Time.
     4. As of the Effective Time, all of the Deposits shall become deposit liabilities of Buyer of the same amount, terms, rate and maturity.
     5. Nothing contained herein or in the Agreement shall preclude Buyer from changing the terms or rates with respect to the Deposits after the Effective Time if it may lawfully do so.

     6. This Assignment and Assumption of Accounts Agreement may be executed in two or more counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Accounts Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

ANCHORBANK, FSB

By:

Name:

Title:

NICOLET NATIONAL BANK

By:

Name:

Title:

ASSIGNMENT AND ASSUMPTION OF LOANS AGREEMENTS
     This Assignment and Assumption of Loans Agreements is made and entered into as of                     , 2010, by and between AnchorBank, fsb, a federal savings bank (“Seller”), and Nicolet National Bank, a national banking association (“Buyer”).
RECITALS
     A. Seller and Buyer have entered into a Branch Sale Agreement dated as of May 4, 2010 (the “Agreement”).
     B. In accordance with the terms and conditions of the Agreement, Seller desires to sell and assign and Buyer desires to purchase and assume the loans set forth on Exhibit A attached hereto (the “Loans”), which Exhibit A is hereby incorporated herein by reference.
     C. Seller and Buyer have obtained all corporate, governmental, regulatory and other approvals required in connection with the consummation of the transactions contemplated by the Agreement.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
     Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2. All in accordance with the provisions of the Agreement and without recourse, representation or warranty except as provided in the Agreement, effective as of the Effective Time, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the Loans.
3. By execution hereof, Buyer agrees, effective as of the Effective Time, to be bound by all of the terms, covenants and conditions of the agreements creating the Loans (the “Loan Agreements”) and Buyer agrees to discharge the duties and obligations of Seller with respect to the Loan Agreements.
4. As of the Effective Time, all of the Loans shall become loans of Buyer of the same amount, terms, rate and maturity.
5. Nothing contained herein or in the Agreement shall preclude Buyer from changing the terms or rates with respect to the Loans after the Effective Time if it may lawfully do so.

6. This Assignment and Assumption of Loans Agreements may be executed in two or more counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
(Signature page to follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Loans Agreements to be executed by their respective duly authorized officers as of the day and year first written above.

ANCHORBANK, FSB

By:

Name:

Title:

NICOLET NATIONAL BANK

By:

Name:

Title:

Assignment, Transfer and Appointment of
Successor Custodian for Individual Retirement Accounts
     This Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts is made and entered into as of                     , 2010, by and between AnchorBank, fsb, a federal savings bank (“Seller”), and Nicolet National Bank, a national banking association (“Buyer”).
RECITALS
     A. Seller and Buyer have entered into a Branch Sale Agreement dated as of May 4, 2010 (the "Agreement”).
     B. In accordance with the terms and conditions of the Agreement, Seller desires to assign and Buyer desires to assume the custodianship of the Individual Retirement Accounts (including Roth IRAs) set forth on Exhibit A attached hereto (the “Acquired IRAs”), which Exhibit A is hereby incorporated herein by reference.
     C. Seller and Buyer have obtained all corporate, governmental, regulatory and other approvals required in connection with the consummation of the transactions contemplated by the Agreement.
AGREEMENTS
     Now, Therefore, in consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
1.	Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.	All in accordance with the provisions of the Agreement and without recourse, representation or warranty except as provided in the Agreement, effective as of the Effective Time, Seller hereby assigns to Buyer, and Buyer hereby assumes the custodianship of, the Acquired IRAs and all of the records, files, correspondence and documentation relating to the Acquired IRAs.

3.	Seller hereby resigns as custodian and appoints Buyer as successor custodian of the Acquired IRAs, effective as of the Effective Time.

4.	Seller hereby agrees that it will, from time to time at the request of Buyer and without further consideration, execute and deliver such further instruments of resignation or appointment and will take such other action as Buyer may reasonably request in order to effectively resign as custodian of the Acquired IRAs and appoint Buyer as successor custodian of the Acquired IRAs.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts to be executed by their respective duly authorized officers as of the day and year first written above.

ANCHORBANK, FSB

By:

Name:

Title:

NICOLET NATIONAL BANK

By:

Name:

Title: